              LIST OF SUBSIDIARIES OF QUANTA CAPITAL HOLDINGS LTD.

NAME                                            STATE OR OTHER JURISDICTION
                                                OF INCORPORATION OR ORGANIZATION

1. Quanta Reinsurance Ltd.                      Bermuda
2. Quanta U.S. Holdings Inc.                    State of Delaware
3. Quanta Reinsurance U.S. Ltd.                 Bermuda
4. Quanta Indemnity Company                     State of Colorado
5. Quanta Specialty Lines Insurance Company     State of Indiana
6. Quanta Intermediary Services Inc.            State of Delaware
7. Quanta Technical Services LLC                State of Delaware
8. Environmental Strategies Consulting LLC      Commonwealth of Virginia
9. Events Analysis Corporation                  State of Delaware
10. QLT of Alabama, LLC                         Commonwealth of Virginia
11. Quanta Insurance Ireland Ltd.               Republic of Ireland